EXHIBIT 10.2
February 20, 2009
Dr. Georges Gemayel, President
Altus Pharmaceuticals Inc.
333 Wyman Street
Waltham, MA 02451

Re:	Mutual Termination of the February 22, 2001 Agreement and Transition of Trizytek Development and Commercialization
Dear Georges:
The purpose of this letter is to confirm the substance of our discussions regarding the terms pursuant to which CFFT will assume responsibility for the further development and commercialization of Trizytek. The relationship between CFFT and Altus regarding Trizytek is currently governed by the terms of the Strategic Alliance Agreement dated February 22, 2001, as amended by the First and Second Amendments (collectively, the February 22, 2001 Agreement and subsequent amendments shall be referred to hereinafter as the “Alliance Agreement”, and Altus and CFFT shall be referred to hereinafter collectively as the “Parties”). Based on Altus’ desire to cease development of Trizytek in connection with its current corporate realignment efforts, the Parties now wish to terminate the Alliance Agreement in its entirety and replace it with this Letter Agreement (the “Letter Agreement”) and the License Agreement (the “License Agreement,” a copy of which is attached as Exhibit A) in order to provide CFFT with the intellectual property rights and technology transfer support necessary for CFFT to assume development and commercialization activities for Trizytek. This Letter Agreement shall constitute a binding agreement between the Parties, subject to the Parties entering into the License Agreement simultaneously herewith. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Alliance Agreement.
This Letter Agreement shall be effective as of the date first set forth above (the “Effective Date”). The Alliance Agreement shall terminate as of the effective date of the License Agreement, which shall be the same date as the Effective Date.
CFFT shall take such steps after the Effective Date as it considers appropriate and are consistent with this Letter Agreement and CFFT’s charitable purposes to attempt to arrange for Trizytek to be available to cystic fibrosis patients. In furtherance of the above, the Parties hereby agree as follows:
1.	Transition Plan; Transfer of Materials; Payment of Trizytek Obligations. The Parties have agreed on a written transition plan, consistent with the terms of this Letter Agreement, covering the activities to be performed by Altus and, as applicable, CFFT between the Effective Date and March 27, 2009 (the “Transition Plan”). Altus shall use commercially reasonable efforts to perform all of its obligations under the Transition Plan, subject to the continued availability of existing personnel. Altus has also provided
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

to CFFT a written project plan (the “Project Plan”) covering the actions Altus expects will be required to be taken by CFFT or its sublicensee in order to file an NDA for Trizytek (all of which shall be the responsibility of CFFT or its sublicensee rather than Altus). The Transition Plan is incorporated herein as Exhibit B to this Letter Agreement. Altus hereby warrants and represents that it has paid, will pay or will adequately reserve for prior to March 28, 2009, all obligations relating to Trizytek accruing prior to March 28, 2009.

2.	Technology Transfer; Transfer of [*]; Third Party Contractors. Altus will use commercially reasonable efforts to transfer the know-how and technology covered by the Intellectual Property and Improvements to CFFT or its sublicensee prior to March 27, 2009 (ownership of and rights in such know-how and technology to be as provided in the License Agreement), and to cooperate with CFFT and its sublicensee thereafter relating to this Letter Agreement. Further, Altus will transfer or arrange for the transfer of ownership of [*]. Altus will also use commercially reasonable efforts to arrange for direct discussions between CFFT and Altus’ third party contractors, including [*].

3.	Completion of Ongoing Clinical Trial. Altus will bear the costs associated with continuing the ongoing #767 clinical trial to the extent that such costs accrue on or prior to March 27, 2009. CFFT will bear all costs associated with the #767 clinical trial that accrue on or after March 28, 2009. Altus will remain party to the existing #767 clinical trial agreements and, subject to CFFT’s instructions, continue to supervise and perform Altus’ obligations thereunder until March 27, 2009. Altus will use commercially reasonable efforts to assign each of the existing #767 clinical trial agreements to CFFT or its sublicensee, with such assignments becoming effective March 28, 2009 unless CFFT determines it is impracticable to do so. With respect to existing #767 clinical trial agreements that Altus is unable to assign to CFFT or its sublicensee (collectively, the “Non-Assignable Trial Agreements”), Altus will, during the period beginning on March 28, 2009 and continuing until completion of the on-going #767 clinical trial, supervise and perform its obligations under the Non-Assignable Trial Agreements through one or more independent contractors selected by mutual agreement of the Parties (or by CFFT if the Parties cannot agree). During this period, CFFT will make any payments due under the Non-Assignable Trial Agreements either directly or through Altus, as mutually agreed by the Parties, and will provide advance funding for the cost to Altus of such third party contractors. CFFT hereby indemnifies Altus [*]. Altus will make appropriate arrangements with [*] (and all other relevant third party contractors’) personnel to facilitate direct discussions with CFFT’s employees or independent contractors, as applicable, relating to the [*].

4.	Wind-Up of Other Clinical Trials. Altus will, at its expense, complete and deliver to CFFT a final study report for the #726 clinical trial on or prior to March 27, 2009. Altus will, at its expense, use commercially reasonable efforts to continue to perform ongoing close out activities in the normal course of business with respect to the #810 clinical trial until March 27, 2009 and furnish CFFT with all existing documents relating to such clinical trial.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

5.	Copies of Regulatory Filings, Correspondence, Etc. Altus will promptly (and no later than 10 business days after the Effective Date) provide CFFT with copies of all FDA and EMEA Regulatory filings, amendments, correspondence, and communications (both written and in minutes) in Altus’ possession or control to the extent that the same relate to Trizytek. In particular, Altus will provide CFFT with copies of all information related to the end of Phase 2 agreements between the FDA and Altus on clinical, CMC and toxicology requirements for Registration of Trizytek.

6.	Completion and Transfer of Batches and Materials Inventory.
(a)	Mechanics. On or prior to March 27, 2009, Altus, [*], will transfer ownership of the following materials to CFFT or its sublicensee: (i) each of the [*] that Altus currently holds in inventory (the [*] each of which has been released under the [*]); (ii) each of the [*] that Altus currently holds in inventory but which have not yet been released under the [*] (the [*]); and (iii) each of the [*] that Altus currently holds in inventory but which have not yet been released under the [*] (the [*]). In addition, [*], each of which is in process under the [*], but not yet in possession of Altus and not released under the [*]. Each [*] will be owned by CFFT or its sublicensee, as directed by CFFT. CFFT, acting through its employees or independent contractors, will be responsible for providing the necessary QA/QC assets and support for release of the [*]. Altus will (A) work with CFFT, [*] to facilitate the transfer to and use by CFFT or its sublicensee of each of the [*] for future use and (B) use commercially reasonable efforts to either assign the existing [*] to CFFT or assist CFFT in entering into its own manufacturing agreement for Trizytek with [*]. Altus will also work with CFFT or its sublicensee so that each [*] is stored safely until ownership of such batch is transferred to CFFT or its sublicensee.

(b)	Payment for Released Batches; Escrow. Altus will [*] that is released under the [*] on or before March 27, 2009. For any [*] this is not released under the [*] on or before March 27, 2009 (an “Unreleased Batch”), Altus shall pay into an escrow account (the “Escrow Account”) established under a mutually acceptable escrow agreement (the “Escrow Agreement,” to be agreed to within 10 business days of the Effective Date and a copy of which shall be attached as Exhibit C) the amount specified for each such Unreleased Batch in Exhibit D. CFFT will be entitled to be paid, out of such Escrow Account, any amounts that CFFT pays to [*] in order to secure for CFFT ownership and possession of each Unreleased Batch (or if necessary a replacement therefore) satisfying, in each case, the qualifications for release provided for in the [*]. Any amounts remaining in the Escrow Account one year after the Effective Date shall be returned to Altus. CFFT’s right to receive such funds from the Escrow Account will constitute CFFT’s [*] remedy for Altus’ failure to provide to CFFT or its sublicensee any [*] satisfying the release requirements of the [*] on or before March 27, 2009 and Altus shall have no further liability to CFFT with respect to any such Unreleased Batch.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

(c)	Raw Materials Inventory. On or before March 27, 2009, if so requested by CFFT, Altus shall arrange for the transfer to CFFT of ownership of any raw materials inventory specifically and solely relating to Trizytek not otherwise included in the released Batches or Batches In Process, in exchange for the payment by CFFT to Altus of Altus’ [*], or such other price as may be agreed to by the Parties, in their discretion.

(d)	No CFFT Obligation for any Altus Obligation to [*]; Mutual Indemnification. CFFT will have no obligation to [*] for any liability of Altus to [*] except for payments for Unreleased Batches for which Altus has met its Escrow Account obligations pursuant to Paragraph 6(b). Altus hereby indemnifies CFFT against any and all claims by Altus’ manufacturing partners or other third parties that result from acts or omissions occurring with respect to the manufacture of Trizytek or components thereof on or prior to March 27, 2009. CFFT hereby indemnifies Altus against any and all claims by Altus’ and/or CFFT’s manufacturing partners or other third parties that result from acts or omissions occurring with respect to the manufacture of Trizytek or components thereof on or after March 28, 2009.
7.	[Reserved].

8.	Access to Altus Personnel. In the event that CFFT desires to engage current Altus personnel to continue development of Trizytek on or after March 28, 2009, Altus will immediately upon the Effective Date of this Letter Agreement , provide CFFT with reasonable access to each Altus employee and contractor who has been involved in the development Trizytek.

9.	Future Payments to Altus. In consideration of Altus’ agreements pursuant to this Letter Agreement and the License Agreement, CFFT will pay to Altus the payments as set forth in the License Agreement.

10.	Expenses for Intellectual Property Prosecution and Maintenance, Third Party License Fees, Third Party Service Fees, Regulatory Filings, Etc. Except as expressly set forth in this Letter Agreement, effective March 28, 2009, CFFT will be solely responsible for all costs associated with the continuing development, manufacture, distribution and sale of Trizytek and components thereof, including, without limitation (a) except as otherwise provided in the License Agrement, the cost of prosecuting, maintaining and enforcing the Intellectual Property and Improvements, (b) third party license and royalty fees, (c) third party service fees, (d) the cost of applying for and securing regulatory approval for Products and Other Products, and (e) all taxes and tariffs associated with any of the foregoing. The Parties shall execute and deliver a mutual Common Interest Agreement in the form of Exhibit F, pursuant to which Altus shall promptly furnish CFFT all existing information relating to (i) provisional patent applications, pending patent applications and issued patents included in the Intellectual Property and Improvements and (ii) Freedom to Operate analyses conducted by or on behalf of Altus with respect to Products.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

11.	Copies of Relevant Contracts. Altus has furnished CFFT with copies of all contracts listed in Exhibit E hereto.

12.	Reciprocal Waiver and Release. The License Agreement shall include the following reciprocal waiver and release provisions:
(a)	Waiver and Release by Altus. Except for CFFT’s obligations under the Letter Agreement, Altus, on behalf of itself and its Affiliates, hereby permanently and irrevocably releases, waives and discharges any and all claims, causes of action, rights, remedies, charges and grievances that Altus and/or its Affiliates have had, now have or may have at any time hereafter against CFFT or any of CFFT’s Affiliates under or relating to the Alliance Agreement.

(b)	Waiver and Release by CFFT. Except for Altus’ obligations under the Letter Agreement, CFFT, on behalf of itself and its Affiliates, hereby permanently and irrevocably releases, waives and discharges any and all claims, causes of action, rights, remedies, charges and grievances that CFFT and/or its Affiliates have had, now have or may have at any time hereafter against Altus or any of Altus’ Affiliates under or relating to the Alliance Agreement.
13.	Disclosure Representation. Altus hereby warrants and represents that it has, or will prior to March 28, 2009, disclose to CFFT any and all material information relevant to the commercialization of Trizytek, including all material third party obligations, all potential material adverse issues of which it has knowledge related to Trizytek and its individual components, and all material pre-clinical and clinical data.
Each Party acknowledges that it has read and fully understands this Agreement and has caused it to be executed on its behalf by its duly authorized officer.
We are of course disappointed that Altus is unable to complete its work on the development of Trizytek so that a commercial product could be available through Altus to cystic fibrosis and other patients. However with the cooperation of the Parties specified above and the further work and financial support of CFFT and its sublicensee, we continue to hope that we can celebrate the day when the product can be commercialized.

Sincerely CYSTIC FIBROSIS FOUNDATION THERAPEUTICS, INC.
By:	/s/ Robert J. Beall
Dr. Robert J. Beall

Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

Accepted:
ALTUS PHARMACEUTICALS INC.

By:	/s/ Georges Gemayel Dr. Georges Gemayel, President
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act